EX-99.3

March 15, 1995

Company Press Release

ACCOM COMPLETES PRIVATE PLACEMENT
OF $3.5 MILLION IN CONVERTIBLE NOTES

                  Menlo Park, CA USA -- Accom, Inc. (OTC - ACMM), today announced it has completed the private placement of $3.5 million in Senior Subordinated Convertible Notes with a group of investors led by American Bankers Insurance Group, Inc., a leading provider of specialty credit-related insurance. The Convertible Notes have a coupon of 6% per annum, will mature in 5 years and are convertible into Accom common stock at $1.30 per share.

                  Junaid Sheikh, Chairman and Chief Executive Officer of Accom, commented: "With the recent acquisition of the assets of Scitex Digital Video and the completion of this financing, Accom is solidly positioned to enhance its leadership role in our industry. We are pleased to have the financial backing of American Bankers Insurance Group."

                  In conjunction with the private placement, Accom also announced that the Board of Directors has been expanded to five members, and that Eugene M. Matalene, Jr., a director of American Bankers Insurance Group, has been named to fill the newly created directorship.

                  Accom, headquartered in Menlo Park, California, designs, manufactures, sells, and supports a complete line of digital video production, recording and editing tools, and the ELSET virtual set systems, for the worldwide professional television production, post production, broadcasting, and computer video marketplaces.

                  This press release contains forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Accom wishes to alert readers that there exist various risk factors related to the Company's business, such as the risk that the Company's new products will not achieve market acceptance, and the risk that the Company will not return to profitable growth, as well as other factors, which could cause actual events or the Company's results for future quarters or years to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Accom directs readers to the more detailed discussion of risk factors related to its business in its Annual Report on Form 10-K for the year ended September 30, 1998 under the heading "Additional Factors That May Affect Future Results."